Exhibit 99
TI reports financial results for 3Q08

Conference call on TI web site at 4:30 p.m. Central time today
www.ti.com/ir

DALLAS (Oct. 20, 2008) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced third-quarter revenue of $3.39 billion, net income of $563 million and earnings per share of $0.43.

“We entered the third quarter with a cautious view of the economy and its impact on our markets.  Revenue was weak, as expected, because consumers and corporations reduced their spending in this uncertain economy,” said Rich Templeton, TI chairman, president and chief executive officer.

“Even so, the soundness of our strategic direction was underscored by results from our core businesses.  Revenue for our Analog business was steady and revenue for our Embedded Processing business grew 9 percent compared with a year ago.  Although not immune to near-term economic pressures, these are two of the best long-term opportunities in our industry.  We are a leader in each and expect to strengthen our position even in this period of economic weakness.

“Our outlook for the fourth quarter is for revenue to decline substantially based on weak order trends over the past few months.  In anticipation of declining demand, we reduced our own inventory aggressively in the third quarter, which brought factory utilization down and put additional pressure on our profitability.  We also worked closely with our distributors to reduce the inventory in our channels.  We will accelerate our inventory reduction in the fourth quarter.  We also will continue to reduce expenses and capital spending.  At the same time, we will continue to invest in opportunities to strengthen our positions in Analog and Embedded Processing.”

TI also announced today it is taking actions that will reduce expenses by about one-third, or more than $200 million annualized, in its Wireless business, especially in its cellular baseband operation.  The company is also actively pursuing the sale of the merchant portion of this operation and is in discussions with potential buyers.  In the custom portion of this operation, TI will continue to support select programs.

TI will focus its remaining Wireless investments in OMAPTM applications processors, which are at the heart of many of today’s most exciting smartphone products.

“Smartphones are growing rapidly and our handset customers are differentiating their product lines through applications and user interfaces.  We anticipated this opportunity and have been investing in it for more than a decade.  As a result, our OMAP applications processors lead the market, and we will concentrate on extending this lead,” Templeton said.

Reductions in cellular baseband operations will begin immediately and are expected to be complete by June 2009.  The full annualized savings of more than $200 million will be achieved once these reductions are complete.  The company expects to take restructuring charges of approximately $110 million across the next three quarters.

Financial summary

Amounts are in millions of dollars, except per-share amounts.  Except as noted, financial results are for continuing operations.  The sale of TI’s former Sensors & Controls business was completed on April 27, 2006, and that business is reported as a discontinued operation.

	3Q08	3Q07	vs. 3Q07	2Q08	vs. 2Q08
Revenue:	$3387	$3663	-8%	$3351	1%
Operating profit:	$746	$1013	-26%	$833	-10%
Income:	$563	$758	-26%	$588	-4%
Earnings per share:	$0.43	$0.52	-17%	$0.44	-2%
Cash flow from operations:	$1052	$1531	-31%	$520	102%

Revenue

TI’s revenue declined 8 percent compared with the third quarter of last year as growth in Embedded Processing was more than offset by declines in Wireless and Other revenue.  Revenue was about even with the prior quarter.

	3Q08	3Q07	vs. 3Q07	2Q08	vs. 2Q08	Note
Analog:	$1289	$1308	-1%	$1287	0%	(1)
Embedded Processing:	$427	$390	9%	$439	-3%	(2)
Wireless:	$915	$1094	-16%	$902	1%	(3)
Other:	$756	$871	-13%	$723	5%	(4)(5)

Revenue by product category for historical periods reflects minor reclassifications to previously reported amounts.

The product categories include:
  Analog:  high-performance analog, high-volume analog & logic
  Embedded Processing:  catalog, communications infrastructure and automotive DSPs and microcontrollers
  Wireless:  basebands, OMAP applications processors, connectivity products for handsets
  Other:  DLP® products, calculators, RISC microprocessors, ASIC products, royalties
(1)	Analog revenue was about even with a year ago as growth in high-performance analog was offset by declines in high-volume analog & logic. Both areas were about even with the prior quarter.

(2)
Embedded Processing revenue grew from a year ago due to higher demand for communications infrastructure products as well as catalog products that more than offset a decline in automotive products.  The sequential decline was due to lower demand for catalog and automotive products that more than offset growth in communications infrastructure products.

(3)	Wireless revenue declined from a year ago due to lower baseband revenue. Wireless revenue was about even with the prior quarter.

(4)
Other revenue decreased from a year ago primarily due to declines in RISC microprocessors, royalties and calculators.  This comparison was also impacted by the sale of a DSL product line, which had revenue of about $40 million in the year-ago quarter.   Compared with the prior quarter, Other revenue grew due to growth in DLP and ASIC products that more than offset a decline in royalties.

(5)
Other revenue includes Education Technology segment revenue of $182 million compared with $202 million in the year-ago quarter and $176 million in the prior quarter.  Essentially all of this revenue is from sales of calculators.

Additional financial information

•
Income includes a $34 million discrete tax benefit primarily due to adjustments identified through the completion of prior years’ tax returns.   It also includes $44 million of charges associated with impairments of long-lived assets and site consolidations.

•	Orders were $3.23 billion, down 9 percent from a year ago and down 7 percent from the prior quarter.

•	Inventory was reduced by $76 million in the quarter although it remains above the company’s desired levels.

•	The company used $429 million in the quarter to repurchase 17.1 million shares of its common stock and paid dividends of $131 million.

Outlook

For the fourth quarter of 2008, TI expects:

•	Revenue: $2.83 – 3.07 billion
•	Earnings per share (EPS): $0.30 – 0.36

Semiconductor revenue is expected to decline in the range of 10 percent from the third quarter and Education Technology is expected to decline seasonally.

This EPS estimate includes a $0.05 benefit from the reinstatement of the federal research tax credit, which was signed into law in October 2008 and was retroactive to the beginning of the year.  The estimate also includes charges of about $0.01 per share associated with the company’s restructuring actions in its Wireless business.

TI will update its fourth-quarter outlook on December 8, 2008.

For the full year of 2008, TI expects approximately the following:

•	R&D expense: $2.0 billion
•	Capital expenditures: $0.8 billion, compared with $0.9 billion in the prior estimate
•	Depreciation: $1.0 billion
•	Annual effective tax rate: 28%*

*  Includes the full-year impact of the reinstatement of the federal research tax credit, which reduces the annual effective tax rate by about 2 percentage points.

 TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	Sept. 30, 2008	Sept. 30, 2007	June 30, 2008

Revenue	$3,387	$3,663	$3,351
Cost of revenue	1,744	1,679	1,602
Gross profit	1,643	1,984	1,749
Research and development (R&D)	507	542	488
Selling, general and administrative (SG&A)	390	429	428
Operating profit	746	1,013	833
Other income (expense) net	10	53	17
Income from continuing operations before income taxes	756	1,066	850
Provision for income taxes	193	308	262
Income from continuing operations	563	758	588
Income from discontinued operations, net of taxes	--	18	--
Net income	$563	$776	$588

Basic earnings per common share:
Income from continuing operations	$.43	$.54	$.45
Net income	$.43	$.55	$.45

Diluted earnings per common share:
Income from continuing operations	$.43	$.52	$.44
Net income	$.43	$.54	$.44

Average shares outstanding (millions):
Basic	1,304	1,417	1,320
Diluted	1,318	1,448	1,341

Cash dividends declared per share of common stock	$.10	$.08	$.10

Percentage of revenue:
Gross profit	48.5%	54.2%	52.2%
R&D	15.0%	14.8%	14.6%
SG&A	11.5%	11.7%	12.8%
Operating profit	22.0%	27.6%	24.9%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Sept. 30, 2008	Sept. 30, 2007	June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$1,715	$807	$1,317
Short-term investments	278	2,862	331
Accounts receivable, net of allowances of ($28), ($30) and ($24)	1,774	2,023	1,811
Raw materials	103	102	111
Work in process	982	934	997
Finished goods	490	414	543
Inventories	1,575	1,450	1,651
Deferred income taxes	679	702	641
Prepaid expenses and other current assets	191	209	259
Total current assets	6,212	8,053	6,010
Property, plant and equipment at cost	7,499	7,597	7,603
Less accumulated depreciation	(3,982)	(3,916)	(3,999)
Property, plant and equipment, net	3,517	3,681	3,604
Long-term investments	717	265	766
Goodwill	840	796	840
Acquisition-related intangibles	99	108	108
Deferred income taxes	688	425	626
Capitalized software licenses, net	202	242	220
Overfunded retirement plans	137	77	128
Other assets	54	77	80
Total assets	$12,466	$13,724	$12,382

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$601	$644	$677
Accrued expenses and other liabilities	976	1,092	955
Income taxes payable	35	152	26
Accrued profit sharing and retirement	126	143	102
Total current liabilities	1,738	2,031	1,760
Underfunded retirement plans	186	95	187
Deferred income taxes	52	27	57
Deferred credits and other liabilities	396	434	394
Total liabilities	2,372	2,587	2,398

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: Sept. 30, 2008 -- 1,739,717,573; Sept. 30, 2007 -- 1,739,579,782; June 30, 2008 -- 1,739,712,567	1,740	1,740	1,740
Paid-in capital	973	853	940
Retained earnings	21,204	19,172	20,773
Less treasury common stock at cost: Shares: Sept. 30, 2008 -- 443,292,628; Sept. 30, 2007 -- 341,373,012; June 30, 2008 -- 428,835,142	(13,481)	(10,344)	(13,138)
Accumulated other comprehensive loss, net of taxes	(342)	(284)	(331)
Total stockholders’ equity	10,094	11,137	9,984
Total liabilities and stockholders’ equity	$12,466	$13,724	$12,382

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Sept. 30, 2008	Sept. 30, 2007	June 30, 2008
Cash flows from operating activities:
Net income	$563	$776	$588
Adjustments to net income:
Income from discontinued operations	--	(18)	--
Depreciation	252	262	245
Stock-based compensation	53	66	54
Amortization of acquisition-related intangibles	9	10	10
Gain on sale of assets	--	(39)	--
Deferred income taxes	(78)	36	(7)
Increase (decrease) from changes in:
Accounts receivable	36	(117)	(149)
Inventories	76	(34)	(73)
Prepaid expenses and other current assets	50	24	(29)
Accounts payable and accrued expenses	(24)	154	32
Income taxes payable	41	394	(181)
Accrued profit sharing and retirement	25	45	23
Other	49	(28)	7
Net cash provided by operating activities of continuing operations	1,052	1,531	520

Cash flows from investing activities:
Additions to property, plant and equipment	(197)	(152)	(271)
Proceeds from sales of assets	--	61	--
Purchases of short-term investments	--	(1,916)	--
Sales and maturities of short-term investments	49	1,374	111
Purchases of long-term investments	(3)	(15)	(3)
Sales of long-term investments	32	4	--
Acquisitions, net of cash acquired	--	(4)	(19)
Net cash used in investing activities of continuing operations	(119)	(648)	(182)

Cash flows from financing activities:
Dividends paid	(131)	(114)	(132)
Sales and other common stock transactions	30	166	89
Excess tax benefit from share-based payments	1	16	3
Stock repurchases	(429)	(1,409)	(433)
Net cash used in financing activities of continuing operations	(529)	(1,341)	(473)

Effect of exchange rate changes on cash	(6)	(1)	2
Net increase (decrease) in cash and cash equivalents	398	(459)	(133)
Cash and cash equivalents, beginning of period	1,317	1,266	1,450
Cash and cash equivalents, end of period	$1,715	$807	$1,317

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, entertainment electronics and computing;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	TI's ability to access its bank accounts and lines of credit or otherwise access the capital markets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Risk Factors” in Part II, Item 1A of the Company’s Form 10-Q for the second quarter of 2008, which was filed on July 31, 2008.  The forward-looking statements included in this release are made only as of the date of this release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments
Texas Instruments (NYSE: TXN) helps customers solve problems and develop new electronics that make the world smarter, healthier, safer, greener and more fun.  A global semiconductor company, TI innovates through manufacturing, design and sales operations in more than 25 countries.  For more information, go to www.ti.com.

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